SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Pulaski Financial Corp.

(Name of Registrant as Specified in its Charter)

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January 4, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Pulaski Financial Corp.  The meeting will be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri 63141 on Wednesday, February 3, 2010 at 2:00 p.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of KPMG LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to vote via the Internet, by telephone or by completing and mailing the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

Gary W. Douglass
President and Chief Executive Officer

Pulaski Financial Corp.
12300 Olive Boulevard
St. Louis, Missouri 63141
(314) 878-2210

Notice of Annual Meeting of Stockholders

On Wednesday, February 3, 2010, Pulaski Financial Corp. (the “Company”) will hold its annual meeting of stockholders at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri 63141.  The meeting will begin at 2:00 p.m., local time.  At the meeting, stockholders will consider and act on the following:

1.	The election of three directors to serve for a term of three years;

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2010;

3.	A non-binding resolution to approve the compensation of the Company’s named executive officers; and

4.	Such other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Stockholders of record as of the close of business on December 9, 2009 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

A copy of the following proxy statement and the accompanying proxy card are also available for viewing and printing on the Internet at http://www.pulaskibankstl.com/annualmeeting.

Please vote via the Internet, by telephone or by completing and signing the enclosed form of proxy and mailing it promptly in the enclosed envelope.  Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Paul J. Milano
Corporate Secretary

St. Louis, Missouri
January 4, 2010

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum.  A self-addressed envelope is enclosed for your convenience.  No postage is required if mailed in the United States.

PULASKI FINANCIAL CORP.
__________________________________

PROXY STATEMENT
__________________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pulaski Financial Corp. (“Pulaski Financial” or the “Company”) to be used at the annual meeting of stockholders of the Company.  The Company is the holding company for Pulaski Bank.  The annual meeting will be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri 63141 on Wednesday, February 3, 2010 at 2:00 p.m., local time.  This proxy statement and the enclosed proxy card are being first mailed to stockholders on or about January 4, 2010.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
 Stockholders to be Held on February 3, 2010.

This proxy statement and the accompanying proxy card and annual report to stockholders are available for viewing and printing on the Internet at http://www.pulaskibankstl.com/annualmeeting.

Voting And Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Pulaski Financial common stock if the records of the Company show that you held your shares as of the close of business on December 9, 2009.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee.  As the beneficial owner, you have the right to direct your broker on how to vote your shares.  Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

As of the close of business on December 9, 2009, 10,442,400 shares of Pulaski Financial common stock were outstanding.  Each share of common stock has one vote.  The Company’s Articles of Incorporation provide that record owners of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to vote the shares held in excess of that 10% limit.

Attending the Meeting

If you are a stockholder as of the close of business on December 9, 2009, you may attend the meeting.  However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership.  If you want to vote your shares of Pulaski Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Routine and Non-Routine Proposals

Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner.  If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A broker non-vote occurs when a broker or other entity is unable to vote on a particular proposal and has not received voting instructions from the beneficial owner.  The ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010 is currently considered a routine matter, while the election of directors and the non-binding resolution to approve executive compensation are currently considered to be non-routine matters.

Vote Required

The annual meeting will be held if a majority of the outstanding shares of common stock entitled to vote, constituting a quorum, is represented at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted to determine the existence of a quorum.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors must be elected by an affirmative vote of a majority of the shares present in person or by proxy at the annual meeting.  Votes that are withheld will have the same effect as a negative vote, while broker non-votes will have no effect on the outcome of the election.

In voting to approve the appointment of KPMG LLP as the independent registered public accounting firm and in voting on the non-binding resolution to approve executive compensation, you may vote in favor of the proposal, against the proposal or abstain from voting.  To be approved, these matters require the affirmative vote of a majority of the votes present in person or by proxy at the annual meeting.  Abstentions will have the same effect as a negative vote, while broker non-votes will have no effect on the voting.

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of Pulaski Financial to request that you allow your shares of Pulaski Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card.  All shares of Pulaski Financial common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.  The Board of Directors recommends that you vote “FOR” each of the nominees for director, “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and “FOR” the non-binding resolution to approve the compensation of the Company’s named executive officers.

If any matter not described in this proxy statement is properly presented at the annual meeting,  the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the meeting to solicit additional proxies.  If the annual meeting is postponed or adjourned, your Pulaski Financial common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy.  The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting, regardless of whether you submitted your original proxy by mail, the Internet or telephone.  To revoke your proxy, you must either advise the Secretary of the Company in writing before your Pulaski Financial common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person.  Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Pulaski Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.  If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company common stock via the Internet or by telephone.  The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly.  Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card.  The deadline for voting by telephone or via the Internet is 3:00 a.m., Eastern time, on February 3, 2010.

Participants in Pulaski Bank’s KSOP Plan

If you hold Pulaski Financial common stock through the Pulaski Bank Savings and Ownership Plan (the “KSOP”), you will receive a voting instruction card to reflect all of the shares that you may direct the trustee to vote on your behalf under the plan.  Under the terms of the KSOP, all shares held by the KSOP are voted by the KSOP trustee, but each participant in the KSOP may direct the trustee how to vote the shares of Company common stock allocated to his or her account.  Allocated shares for which no timely voting instructions are received will be voted by the KSOP trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the exercise of its fiduciary duties.  The deadline for returning your voting instructions to the plan’s trustee is January 24, 2010.

Corporate Governance

Meetings and Committees of the Board of Directors

During the year ended September 30, 2009, the Board of Directors of the Company met 12 times.  No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served.

The Company has standing Audit, Compensation and Nominating and Corporate Governance Committees.  The following table identifies our standing committees and their members as of December 9, 2009.  All members of each committee are independent in accordance with the listing standards of The NASDAQ Stock Market.  Each of the committees operates under a written charter that governs its composition, responsibilities and operations.  Each of the charters for the committees listed above is available in the Corporate Governance portion of the Shareholder Relations section of the Company’s web site (www.pulaskibankstl.com).

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Kathryn S. Bader
Stanley J. Bradshaw
William M. Corrigan, Jr.		X
William A. Donius
Gary W. Douglass
Leon A. Felman	X	X	X
Michael R. Hogan	X*
Timothy K. Reeves	X	X	X*
Steven C. Roberts	X
Lee S. Wielansky		X*	X

Number of Meetings in Fiscal 2009	10	5	4
_______________
* Chairperson

Audit Committee.  The Audit Committee is responsible for providing oversight of Pulaski Financial’s financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board.  The Audit Committee selects the independent registered public accounting firm and meets with them to discuss the results of the annual audit and any related matters.  The Board of Directors has determined that Mr. Hogan is an “audit committee financial expert.”  Mr. Hogan is independent under the listing standards of The NASDAQ Stock Market.

Compensation Committee.  The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning.  Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.  See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining and/or recommending the amount or form of executive compensation.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, recommending a group of nominees for election as directors at each annual meeting of stockholders and ensuring that the Board and its committees have the benefit of qualified and experienced independent directors.  The Committee is also charged with developing a set of corporate governance polices and procedures.

Independent Directors

The Company’s Board of Directors currently consists of ten members.  The Board of Directors has determined that all of the directors are independent under the current listing standards of The NASDAQ Stock Market, except for Mr. Donius, who is a former employee of Pulaski Financial and Pulaski Bank, and Mr. Douglass, who is a current employee of Pulaski Financial and Pulaski Bank.  In assessing the independence of our directors, the Board of Directors considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to directors.  Where business relationships other than ordinary banking relationships existed, the Board determined that none of the relationships between the Company and their affiliated businesses impair the directors’ independence because there was no direct receipt of payments by the Company to the director or the amounts involved are immaterial to the directors or to those businesses when compared to their annual income or gross revenues.  The business relationships between the Company and our directors or the directors’ affiliated companies that were considered by the Board were: Mr. Corrigan’s position as a partner in the law firm of Armstrong Teasdale LLP, which provides legal services to Pulaski Bank; personal or business loans or lines of credit with Messrs. Corrigan, Donius and Roberts; and Mr. Reeves’ position as President of Keenan Properties, Inc., a commercial brokerage and development firm, which acts as a buyer’s or seller’s agent for certain Pulaski Bank commercial real estate transactions. Mr. Reeves did not receive any payment from Pulaski Bank for these services.

Policy and Procedures Governing Related Person Transactions

The Company maintains a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons.  Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;
•	the Company is, will, or may be expected to be a participant; and
•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and
•
any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee.  In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•	the size of the transaction and the amount of consideration payable to the related person;
•	the nature of the interest of the related person;
•	whether the transaction may involve a conflict of interest; and
•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Attendance at the Annual Meeting

The Board of Directors encourages directors to attend the annual meeting of stockholders.  All directors attended the 2009 annual meeting of stockholders.

Director Compensation

Cash Retainer and Meeting Fees for Non-Employee Directors. The following retainers and fees will be paid to our non-employee directors for their service on our Board of Directors during 2010:

Quarterly retainer for board members	$4,500
Additional quarterly retainer for board chairman	7,500
Additional quarterly retainer for board vice chairman	3,000
Fee for each board meeting attended	325	(1)
Fee for annual meeting attended	225
Fee for each audit committee meeting	425	(1)
Fee for each other committee meeting attended	225	(1)
Quarterly retainer for audit committee chairperson	1,250
Quarterly retainer for each other committee chairperson	250

(1)	Directors receive only one-half of their fee for attendance by telephone.

Each of the directors of Pulaski Financial also serves as a director of Pulaski Service Corporation, the wholly-owned subsidiary of Pulaski Bank.  In this capacity, they receive $200 for each Pulaski Service Corporation meeting attended.  No separate fees are paid for service on Pulaski Bank’s Board of Directors.  Employee directors do not receive any retainers or fees for their services on the Boards of Directors.

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2009 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation		Total ($)

Kathryn S. Bader	$2,025	$—	$—		$2,025
Stanley J. Bradshaw	53,525	25,228	—		78,753
William M. Corrigan, Jr.	25,400	9,852	—		35,252
William A. Donius	23,075	7,619	105,474	(2)	136,168
Leon A. Felman	39,725	13,920	—		53,645
Michael R. Hogan	33,225	17,325	—		50,550
Timothy K. Reeves	31,025	7,619	—		38,644
Steven C. Roberts	28,225	17,325	—		45,550
Lee S. Wielansky	48,500	19,723	—		68,223

(1)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FASB ASC 718, based upon the fair value of each option, in each case using the Black-Scholes option pricing model. The following table provides certain additional information concerning the option awards of our non-employee directors for fiscal 2009:

Name	Option Awards Outstanding at September 30, 2009	Option Awards Granted During Fiscal 2009	Grant Date Fair Value of Option Awards Granted During Fiscal 2009

Kathryn S. Bader	—	—	$—
Stanley J. Bradshaw	38,400	4,000	1.90
William M. Corrigan, Jr.	14,401	4,000	1.90
William A. Donius	76,900	4,000	1.90
Leon A. Felman	11,500	4,000	1.90
Michael R. Hogan	18,400	4,000	1.90
Timothy K. Reeves	43,314	4,000	1.90
Steven C. Roberts	15,500	4,000	1.90
Lee S. Wielansky	25,400	4,000	1.90

(2)	Includes $100,000 for consulting services, $4,904 for insurance premiums and $570 for long-term disability insurance.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct.  The Code of Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest.  Under the terms of the Code of Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct.

As a mechanism to encourage compliance with the Code of Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters.  These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.  The Code of Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Business Conduct.

Stock Ownership

The following table provides information as of December 9, 2009 with respect to persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock.  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding

Leon A. Felman 150 Carondelet Plaza, Unit Number 2901 Clayton, Missouri 63105-3456	814,175	(1)	7.79%

Pulaski Bank Savings and Ownership Plan 12300 Olive Boulevard St. Louis, Missouri 63141	687,617	(2)	6.58%

(1)	See table on following page for additional information regarding Mr. Felman’s beneficial ownership of Company common stock.
(2)
All shares have been allocated to participants’ accounts.  Under the terms of the KSOP, the KSOP trustee will vote allocated shares for which no voting instructions are received in the same proportion as shares for which the KSOP trustee has received voting instructions from participants, subject to the exercise of its fiduciary duties.

The following table provides information about the shares of Pulaski Financial common stock that may be considered to be owned by each director or nominee for director of the Company, by those officers of the Company named in the Summary Compensation Table on page 25 and by all directors, nominees for director and executive officers of the Company as a group as of December 9, 2009.  Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options) (1)(2)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding (3)

Directors

Kathryn S. Bader	4,224		—	*

Stanley J. Bradshaw	135,958		14,400	1.44%

William M. Corrigan, Jr.	28,374		14,401	*

William A. Donius	409,814	(4)	76,900	4.63

Gary W. Douglass	35,766		26,667	*

Leon A. Felman	802,675	(5)	11,500	7.79

Michael R. Hogan	29,824		14,400	*

Timothy K. Reeves	11,713	(6)	43,314	*

Steven C. Roberts	53,158		11,500	*

Lee S. Wielansky	45,224		21,400	*

Named Executive Officers Who are Not Directors

Brian J. Björkman	72,899		61,334	1.28

Ramsey K. Hamadi(7)	26,000		—	*

Matthew A. Locke	61,179	(8)	24,459	*

Paul J. Milano	12,393		12,134	*

W. Thomas Reeves	68,327	(9)	39,667	1.03

All Directors, Nominees and Executive Officers as a group (16 persons)	1,801,471		383,043	20.18

*Less than 1% of the shares outstanding

(1)
Includes shares allocated to the account of the individuals under the Pulaski Bank Savings and Ownership Plan, with respect to which each individual has voting but not investment power as follows:  Mr. Björkman—3,933 shares; Mr.Douglass—2,038 shares; and Mr. Locke—13,481 shares.

(2)
Includes shares of unvested restricted stock held in trust over which the individual has voting but not investment power as follows:  Ms. Bader, Messrs. Bradshaw, Corrigan, Donius, Felman, Hogan, Timothy Reeves, Roberts and Wielansky—612 shares; Mr. Douglass—17,640 shares; Mr. Björkman—10,177 shares; Mr. Locke—3,393 shares; Mr. Milano—3,393 shares; and Mr. W. Thomas Reeves—24,327 shares.

(3)
Based on 10,442,400 shares of Company common stock outstanding and entitled to vote as of December 9, 2009, plus, for each person, the number of shares that such person may acquire within 60 days by exercising stock options.

(4)	Includes 7,500 shares held jointly with Mr. Donius’ mother and 361,000 shares pledged as security.
(5)	Includes 37,690 shares held by Mr. Felman’s spouse’s individual retirement account and 2,588 shares held by Mr. Felman’s daughter’s individual retirement account.
(6)	Includes 147 shares held in a custodian account for each of Mr. Reeves’ two daughters under which Mr. Reeves’ spouse has voting and investment power.
(7)	Mr. Hamadi resigned as Chief Financial Officer, effective April 1, 2009.
(8)	Includes 43,805 shares pledged as security.
(9)	Includes 22,000 shares pledged as security.

Proposal 1 — Election of Directors

The Company’s Board of Directors consists of ten members.  The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year.  Three directors will be elected at the annual meeting to serve for a three-year term or until their respective successors have been elected and qualified.  The nominees for election are Stanley J. Bradshaw, William J. Corrigan, Jr. and Gary W. Douglass.

It is intended that the proxies solicited by the Board of Directors will be voted to elect the nominees named above.  If a nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors.  Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board.  At this time, the Board of Directors knows of no reason why a nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all of the nominees.

Information regarding the nominees and the directors continuing in office is provided below.  Unless otherwise stated, each individual has held his current occupation for the last five years.  The age indicated in each nominee’s biography is as of September 30, 2009.  There are no family relationships among the directors or executive officers.  The indicated period for service as a director includes service as a director of Pulaski Bank.

Nominees for Election of Directors

The following nominees are standing for election for terms ending in 2013:

Stanley J. Bradshaw is a founder, and serves as the Chairman of the Board, of Square 1 Financial, Inc. and Square 1 Bank, a nationwide venture capital bank.  He also serves as the Chairman and Chief Executive Officer of The Roosevelt Group, LLC, an investment company specializing in bank stocks.  Mr. Bradshaw is also a Principal with Bradshaw Capital Management, LLC, an asset management and advisory firm he founded in 1998.  Mr. Bradshaw was appointed Chairman of the Board of Directors of the Company, effective May 1, 2008.  Age 52.  Director since 2006.

William M. Corrigan, Jr. is a partner in the law firm of Armstrong Teasdale LLP located in St. Louis, Missouri.  He serves as outside counsel to a number of publicly traded and privately held businesses.  Mr. Corrigan is a past president of The Missouri Bar and is listed in “Best Lawyers in America.”  Age 50.  Director since 2003.

Gary W. Douglass was named President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank on May 1, 2008 and was named Chairman of the Board of the Bank on May 1, 2009.  Before joining Pulaski, Mr. Douglass was Executive Vice President, Finance and Chief Financial Officer of CPI Corp. (NYSE: CPI), a leading portrait studio operator in North America, headquartered in St. Louis.  Mr. Douglass previously held the position of Executive Vice President and Chief Financial Officer of Roosevelt Financial Group Inc., parent of Roosevelt Bank, before its merger with Mercantile Bancorporation, Inc. in 1997.  Mr. Douglass is a certified public accountant and a former partner with Deloitte & Touche LLP, where he headed that firm’s accounting and auditing and financial institutions practice in St. Louis.  Age 58.  Director since 2008.

Directors Continuing in Office

The following directors have terms ending in 2011:

Kathryn S. Bader has been Vice President and Senior Credit Officer of Virtual Realty Enterprises, LLC, a St. Louis-based real estate company, since March 2009.  For the previous twenty years, she served in various positions for U.S. Bank (including its predecessor organizations), most recently serving as Chair and Chief Executive Officer of its wholly-owned subsidiary, U.S. Bancorp Community Development Corp. (“USBCDC”).  USBCDC makes investments in low-income housing, historic rehabilitation projects, and other community development projects.  In her role with USBCDC, Bader helped channel millions of dollars into the revitalization of St. Louis, other urban areas and blighted communities across the United States.  Bader currently serves on the Boards of Directors of BJC HealthCare, Barnes-Jewish Hospital and the Greater St. Louis Community Foundation.  Age 49.  Director since 2009.

William A. Donius joined Pulaski Bank in 1992 and served in various managerial roles, including Chief Executive Officer of the Company and the Bank, until 2008.  Mr. Donius also served as Chairman of the Board of Directors of the Company from 1997 until 2008, when the roles were separated.  Mr. Donius continues to serve as a consultant to the Company.  Before joining Pulaski Bank, Mr. Donius was employed by a public relations and business consulting firm in Los Angeles, California.  Age 51.  Director since 1997.

Leon A. Felman serves as trustee and investing authority of The Leon A. Felman Family Trust,  which invests in the securities of banks, thrifts and real estate investment trusts.  Mr. Felman is also a director of Dynex Capital, Inc. (NYSE: DX).  Additionally, Mr. Felman serves as a member of the Chancellor’s Council for the University of Missouri-St. Louis and on the Board of Directors of the Barnes-Jewish Hospital Foundation.  Mr. Felman has been a private investor in financial institutions since 1980.  Age 74.  Director since 2004.

Steven C. Roberts is the President of the Roberts Companies, which comprises over 70 companies in the fields of television and radio broadcasting, hotels, wireless communication towers and residential and commercial real estate development.  Mr. Roberts has served on six public company boards and is active in numerous community and civic organizations.  Age 57.  Director since 2006.

The following directors have terms ending in 2012:

Michael R. Hogan was the Chief Administrative Officer and Chief Financial Officer of Sigma-Aldrich Corporation, a chemical producer headquartered in St. Louis, Missouri, until his retirement in November 2008.  Age 56.  Director since 2006.

Timothy K. Reeves is the President and Owner of Keenan Properties, Inc., a commercial brokerage and development firm.  Keenan Properties, Inc. develops industrial, office and commercial projects as well as provides real estate brokerage services to its clients in the St. Louis metropolitan area.  Age 50.  Director since 2002.

Lee S. Wielansky has served as Chairman and Chief Executive Officer of Midland Development Group, Inc., a commercial real estate development company, with locations in St. Louis, Missouri and Jacksonville, Florida, since March 2003.  Before working with Midland, Mr. Wielansky served as President and Chief Executive Officer of JDN Development Company, Inc., a subsidiary of a real estate investment trust engaged in the development of retail shopping centers, from November 2000 until its acquisition in March 2003.  Mr. Wielansky served as Chairman of the Board of Directors of the Company, from January 1, 2008 until May 1, 2008, when he became Vice Chairman of the Board of Directors.  Mr. Wielansky is also the lead director of Acadia Realty (NYSE: AKR) and a director of the Jewish Federation of St. Louis and of Virtual Realty Enterprises.  Age 58.  Director since 2005.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to be the Company’s independent registered public accounting firm for the 2010 fiscal year, subject to ratification by stockholders.  A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not accepted by a majority of the votes present in person or by proxy at the annual meeting, other independent registered public accounting firms will be considered by the Audit Committee of the Board of Directors.  The Board of Directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended September 30, 2009 and 2008.

	2009	2008

Audit Fees	$313,000	$280,000
Audit-Related Fees(1)	12,500	–
Tax Fees(2)	46,400	60,827
All Other Fees(3)	–	15,000
___________________________________
(1)	Consists of services related to consents in connection with the filing of registration statements.
(2)	Consists of tax filing and tax related compliance and other advisory services.
(3)	Consists of research on accounting issues.

The Audit Committee believes that the provision of non-audit services by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Approval of Services by the Independent Auditor

The Audit Committee has adopted a policy for approval of audit and permitted non-audit services by the Company’s independent auditor.  The Audit Committee annually considers the provision of audit services by its external auditor and, if appropriate, approves the provision of certain defined audit and non-audit services.  The Audit Committee also considers on a case-by-case basis and, if appropriate, approves specific engagements.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated must report any specific approval of services at its next regular meeting.  The Audit Committee regularly reviews summary reports detailing all services being provided to the Company by its independent auditor.

During the year ended September 30, 2009, 100% of the Audit Related Fees, Tax Fees and All Other Fees set forth above were approved by the Audit Committee.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles.  The Audit Committee oversees the Company’s internal controls and financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (The Auditor’s Communication with Those Charged with Governance), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management.  In concluding that the independent registered accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the Securities and Exchange Commission.  The Audit Committee and the Board of Directors also have appointed, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2010.

Audit Committee of the Board of Directors
of Pulaski Financial Corp.

Michael R. Hogan, Chairperson
Leon A. Felman
Timothy K. Reeves
Steven C. Roberts

Proposal 3 – Advisory Vote on Executive Compensation

The American Recovery and Reinvestment Act of 2009 requires the Company to permit a non-binding advisory vote on the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement, during the period in which any obligation arising from the Company’s participation in the TARP Capital Purchase Program remains outstanding.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” the approval of the non-binding resolution to approve the compensation of the Company’s named executive officers.

Compensation Committee Report

The Company offers the following plans in which the named executive officers participate:

•	An employment agreement for our chief executive officer;
•	Compensation arrangements with each of the presidents of our commercial and mortgage lending divisions;

•	The 2000 Stock-Based Incentive Plan, the 2002 Stock Option Plan and the 2006 Long-Term Incentive Plan;
•	A deferred compensation plan, which we sometimes refer to as the Equity Trust Plan; and
•	Our Savings and Ownership Plan, which we refer to as the KSOP.

We reviewed each of the above plans and agreements and determined that none of them encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank. In this regard, the employment agreement with our chief executive officer provides for severance payments if a termination of employment occurs under certain circumstances.  As discussed below under “Compensation Discussion and Analysis,” due to the Company’s participation in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, our chief executive officer is unable to receive any severance payments if his employment is terminated for reasons other than death or disability before the preferred stock issued to the U.S. Department of the Treasury pursuant to the TARP Capital Purchase Program is redeemed.

The compensation arrangements with the presidents of our commercial and mortgage lending divisions provide for bonuses to be paid based on the profitability of the lending areas in which the executive oversees.  Both arrangements contain a cutback based on the level of non-performing loans in the portfolio.  The Compensation Committee believes that the existence and level of these bonuses act an as appropriate incentive and motivation to the executives without encouraging them to take unnecessary and excessive risks that threaten the value of the Company or the Bank

The equity plans were each approved by the stockholders of the Company and provide for the granting of stock options and restricted stock awards.  The Compensation Committee believes that, to create value for our stockholders, it is important to utilize long-term equity incentives as a part of compensation to align the interests of management with stockholders. The awards include a long-term vesting schedule to further encourage positive long-range performance and to assist in the retention of management.  In light of the long-term nature of these equity awards, the Compensation Committee believes that these equity awards do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank.

The Company maintains the Equity Trust Plan for the benefit of key officers and sales staff.  The plan is designed to assist with the recruitment and retention of top-performing loan officers and other key revenue-producing employees.  The plan allows the participants to defer a percentage of commissions earned, which is paid into a trust.  The trust is limited to purchasing shares of Company common stock in the open market and holding cash.  Awards generally vest over a period of three to five years.  The Compensation Committee believes that this plan does not encourage the president of our commercial division, the only named executive officer to participate in the plan, to take unnecessary and excessive risks that threaten the value of the Company or the Bank due to the long-term vesting schedule, and the Compensation Committee believes that the plan encourages stock ownership, which encourages positive long-range performance.

The KSOP is a tax-qualified plan that provides benefits to all employees who meet certain age and service requirements.  Because participation and allocations in the plan are not based on Company or individual performance, the Compensation Committee believes that this plan does not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank.

We believe that the above plans and agreements encourage the creation of long-term value instead of behavior focused on achieving short-term results. In addition, as discussed below under “Compensation Discussion and Analysis,” the Company and the Bank are unable to pay any cash bonuses or grant any new stock options to the five most highly compensated employees due to restrictions imposed on TARP Capital Purchase Program participants.  The Company has determined to extend these restrictions to the named executive officers who are not among the five most highly compensated employees and do not have formal compensation arrangements that provide for the payment of a cash bonus.  See “Executive Compensation—Compensation Arrangements.”  Further, the named executive officers and the five most highly compensated employees are unable to receive any severance payments if their employment is terminated for reasons other than death or disability before the preferred stock is redeemed, other than vested benefits under employee benefit plans.

In addition to those plans and arrangements identified above, we have identified 29 different employee compensation arrangements that provide for variable cash compensation bonus, commission or incentive payments.  Each arrangement is available to a different set of employees and the amount received differs depending on level of job responsibility and plan objectives.  Compensation to mortgage division employees represented approximately 91.3% of the variable cash compensation paid in fiscal 2009.  The substantial majority of this amount related to sales commissions paid to mortgage loan officers in lieu of a base salary.  These loan officers are compensated based on loan origination volume, which is subject to approval by a separate credit underwriting approval process.  Further, mortgage division variable compensation arrangements include provisions for the recapture of compensation on returned loans.  We also maintain a variable cash incentive program for commercial division employees.  The payment of bonuses under this arrangement is affected by the level of non-performing loans and credit costs.  The Compensation Committee reviewed the structure and implementation of these arrangements and discussed the risks that face the Company and determined that the arrangements do not encourage unnecessary and excessive risks that threaten the value of the Company or the Bank or the manipulation of reported earnings to enhance the compensation of any employee.

The Compensation Committee certifies that:

(1)            we reviewed with the senior risk officer the senior executive officer compensation plans and made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company and the Bank;

(2)            we reviewed with the senior risk officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to the Company and the Bank; and

(3)            we reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company and the Bank to enhance the compensation of any employee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.  See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors
of Pulaski Financial Corp.

Lee S. Wielansky, Chairperson
William M. Corrigan, Jr.
Leon A. Felman
Timothy K. Reeves

Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation philosophy for our named executive officers is based on the premise that our success depends, in large part, on the dedication, commitment and performance of the individuals we place in key operating positions to drive our business strategy.  We strive to satisfy the demands of our business model by rewarding our named executives for the successful implementation of our corporate objectives.  However, we recognize that we operate in a competitive environment for talent.  Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

The objectives of our compensation philosophy are to:

•	Align named executive officers’ compensation with stockholder interests;
•	Reward the achievement of specific, measurable performance goals;
•	Provide a significant portion of total compensation that is “at-risk” based on individual and corporate performance;
•	Ensure a balanced approach to performance; and
•	Compensate our named executive officers at levels competitive with our peers.

Elements Used to Implement Our Compensation Objectives

Historically, our compensation program principally relied on three primary elements:  (1) base salary; (2) short-term performance incentives in the form of cash bonuses; and (3) long-term performance incentives in the form of stock-based compensation.  However, due to our participation in the TARP Capital Purchase Program, we are restricted in our ability to pay cash bonuses and/or grant stock options to our five most highly compensated employees for the period in which the preferred stock issued to the U.S. Department of the Treasury remains outstanding.  We extended these restrictions to our named executive officers who are not among the five most highly compensated employees and do not have formal compensation arrangements that provide for the payment of a cash bonus.  See “Executive Compensation—Compensation Arrangements.”  In lieu of granting stock options, we are permitted to provide long-term performance incentives in the form of shares of restricted stock that do not vest until the preferred stock issued to the U.S. Department of the Treasury no longer remains outstanding  We believe that we can meet the objectives of our compensation philosophy by achieving a balance between base salary and the granting of shares of restricted stock that produces total compensation that is competitive with our industry peers and rewards our named executive officers for achieving their performance goals.  We combine these compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Base Salary.  Base salaries for our named executive officers depend on the scope of their responsibilities and their performance.  Decisions regarding salary increases also take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside our company.  Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions in our peer group.  Base salaries are reviewed at least annually by the Compensation Committee.  Three of our named executive officers received salary increases for the 2010 fiscal year.  See “Executive Compensation—Summary Compensation Table” for salaries paid to the named executive officers for the 2009 fiscal year.

Long-Term Performance Incentives.  Our long-term performance incentive program for the 2009 fiscal year was based on granting shares of restricted stock to our named executive officers who met or exceeded the expectations of our Compensation Committee.  To tie the interests of our executives to the interests of our shareholders, the Compensation Committee targets an amount of annual shares of restricted stock awards at approximately 25% of base salary.  The Compensation Committee determines the amount of grants of shares of restricted stock (if any) based on the performance of the Company and the individual.  The Compensation Committee awarded shares of restricted stock because stock option grants are prohibited under the terms of the TARP Capital Purchase Program. See “—Compensation Restrictions in TARP Capital Purchase Program.” Further, to comply with applicable restrictions, the shares of restricted stock do not vest until the later of three years or such date as the preferred stock issued under the TARP Capital Purchase Program no longer remains outstanding.

Compensation Restrictions in TARP Capital Purchase Program

In January 2009, we issued $32.5 million of preferred stock to the U.S. Department of the Treasury pursuant to the TARP Capital Purchase Program and a warrant to purchase 778,421 shares of our common stock at a price of $6.27 per share.  Our participation in the TARP Capital Purchase Program was a catalyst for several actions by our Compensation Committee and senior executive officers, including:

•	Our named executive officers entered into letter agreements addressing the restrictions and limitations required by the TARP Capital Purchase Program rules.
•	The Compensation Committee conducted a review of our senior executive incentive programs from a risk perspective and concluded they do not encourage unnecessary or excessive risk.

The economic stimulus bill, entitled the American Recovery and Reinvestment Act of 2009, which became effective February 17, 2009 revised and expanded the restrictions and requirements on the executive compensation paid by participants in the TARP Capital Purchase Program, to include the following:

•
Prohibition on paying or accruing any bonus, incentive or retention compensation for the five most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment contracts.

•
Prohibition on any golden parachute payments to the named executive officers and the next five most highly compensated employees for an involuntary departure from the Company, other than compensation earned for services rendered or accrued benefits.

•
Condition on bonus, incentive and retention payments made to our named executive officers and next twenty most highly compensated employees subjecting each to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

•	Prohibition on any compensation plan that would encourage manipulation of reported earnings.
•
Adoption of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business.

As a result of the foregoing, the Compensation Committee and management have ensured that executive compensation complies with the requirements applicable to participants in the TARP Capital Purchase Program.  The restrictions and requirements on executive compensation remain in place so long as the preferred stock issued to the U.S. Department of the Treasury remains outstanding.

Role of the Compensation Committee

We rely on the Compensation Committee to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy.  The Compensation Committee is also responsible for the oversight of the administration of our compensation programs and policies, including the oversight of the administration of our short- and long-term incentive programs.

The Compensation Committee operates under a written charter that establishes the Compensation Committee’s responsibilities.  The Compensation Committee and the Board of Directors review the charter periodically to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role.  Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program.  The charter gives the Compensation Committee principal responsibility for determining the compensation of the chief executive officer based on the Compensation Committee’s evaluation of his performance.  The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During fiscal 2009, the Compensation Committee met five times.  Additionally, the Committee held numerous executive sessions attended by Committee members only.  During the 2009 fiscal year, the Compensation Committee members were William Corrigan, Leon Felman, Timothy Reeves and Lee Wielansky.

Role of the Compensation Consultant

The Compensation Committee is advised by independent compensation consultants and advisors.  In general, the consultants provide compensation benchmarking and analytical data and render advice to the Compensation Committee regarding all aspects of the Compensation Committee’s compensation decisions, including the chief executive officer’s performance review process.  The Compensation Committee has direct access to the consultants and control over their engagement.  The Compensation Committee was advised by the firm of Amalfi Consulting, LLC, which was engaged to conduct a review and competitive assessment of total compensation and benefits for the named executive officers, and to provide a comprehensive assessment of the competitiveness and effectiveness of the total executive compensation programs. Amalfi Consulting assisted in the identification of relevant peer groups and provided other market data used by the Compensation Committee for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is an analysis of our compensation mix and levels relative to a peer group of financial institutions.  In fiscal 2009, the Compensation Committee reviewed peer group data provided with the assistance of Amalfi Consulting.  Our peer institutions selection was based on publicly-held financial institutions between $1.0 billion to $3.0 billion in asset size, located in or near metropolitan areas in Arkansas, Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Ohio, Oklahoma, Tennessee and Wisconsin, with a return on average equity greater than negative 10% and non-performing assets of less than 6% of total assets as of June 30, 2009.

The following institutions represent our peer group for 2009:

First Financial Corporation, IN
Farmers Capital Bank Corporation, KY
First Defiance Financial Corp., OH
S.Y. Bancorp, Inc., KY
Porter Bancorp, Inc., KY
QCR Holdings, Inc., IL
NASB Financial, Inc., MO
BankFinancial Corporation, IL
Reliance Bancshares, Inc., MO
West Bancorporation, Inc., MO
Horizon Bancorp, IN
Bank of Kentucky Financial Corporation, KY
Princeton National Bancorp, Inc., IL
Hawthorn Bancshares, Inc., MO
First Security Group, Inc., TN
LNB Bancorp, Inc., OH
First Financial Service Corporation, KY
Enterprise Financial Services Corp., MO

Our peer group is reviewed and updated annually based upon changes in circumstances of both the Company and members of the peer group.

Role of Management

Our chief executive officer develops recommendations regarding the appropriate mix and level of compensation for our management team.  The recommendations consider our compensation philosophy, the range of compensation programs authorized by the Compensation Committee and the restrictions imposed due to our participation in the TARP Capital Purchase Program.  The chief executive officer meets with the Compensation Committee to discuss and review the compensation for the other named executive officers.  Our chief executive officer does not participate in Compensation Committee discussions or the review of his own compensation.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and annually to ensure that we understand the financial impact of each program on the Company.  Our analysis includes a review of recently adopted and pending changes in tax and accounting requirements.

Employment Agreement and Compensation Arrangements

We currently maintain an employment agreement with our chief executive officer.  See “Executive Compensation—Employment Agreement” and “Executive Compensation—Potential Post-Termination Benefits” for a description of the terms of the agreement and the severance benefits and change in control benefits payable to our chief executive officer.  However, our chief executive officer cannot receive any severance payments during the period in which the preferred stock issued to the U.S. Department of the Treasury remains outstanding.

While we do not have employment agreements with any of our other officers, both presidents of our commercial and mortgage lending divisions have formal compensation arrangements, which include provisions regarding the payment of bonuses.  See “Executive Compensation—Compensation Arrangements.”

 Retirement Benefits; Employee Welfare Benefits

We maintain a combined 401(k) Plan and employee stock ownership plan, referred to as our KSOP, which is a tax-qualified defined contribution plan that provides our employees with valuable retirement benefits.  Under the KSOP, we provide a matching contribution equal to 75% of a participant’s deferred compensation up to 5% of a participant’s plan eligible salary.  Participants vest in their employer matching contributions at a rate of 25% per year.

In addition to our retirement programs, we provide our employees with coverage under dental, medical, vision, life insurance and disability plans on terms consistent with industry practice.  We also maintain a Section 125 cafeteria plan that allows our employees to set aside pre-tax dollars to pay for certain benefits.  All of our full-time employees, including the named executive officers, are eligible to participate in our KSOP and our health and welfare plans, subject to the terms of those plans.

Perquisites

We provide our named executive officers with reasonable perquisites that help further our officers’ abilities to promote our business interests in our markets and reflect the competitive practices for similarly-situated officers employed by our peers.

Director Compensation

Our outside directors are compensated through an annual retainer of $18,000, plus meeting and committee fees.  Our chairman of the board, Stanley Bradshaw, receives additional annual compensation of $30,000 and our vice-chairman, Lee Wielansky, receives an additional $12,000 per year.

Outside directors also participate in our equity compensation program and receive annual stock option grants or restricted stock awards.  On November 3, 2008, the Board of Directors granted each outside director an annual non-statutory stock option for 4,000 shares of Company common stock at an exercise price of $7.70 per share.  All director options are 100% vested as of the grant date and are exercisable over a period of ten years.  The director option award is based on a target value of approximately 25% of the average board fees of all Company directors.

Our Board of Directors did not receive an increase in its annual retainer or meeting fees for fiscal 2010.

Stock Compensation Grant and Award Practices; Timing Issues

Our Compensation Committee considers whether to make equity grants to officers and directors on an annual basis at the end of the fiscal year.  Historically, the Compensation Committee considered both grants of stock options and shares of restricted stock as part of its long-term incentive practices.  However, due to the Company’s participation in the TARP Capital Purchase Program, the Company is restricted from issuing stock options to its five most highly compensated employees.  The Compensation Committee has determined to extend that restriction to named executive officers and directors and instead utilized grants of restricted stock.  The Compensation Committee considers the recommendations of our chief executive officer and other executive officers with respect to awards contemplated for their subordinates.  However, the Compensation Committee is solely responsible for the development of the schedule of equity grants made to our chief executive officer and the other named executive officers.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, the Company has never timed the release of material non-public information to affect the value of executive compensation.  In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.  The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors.

We set the exercise price of stock options solely by reference to the applicable provisions of our stock compensation plans.  Under our current equity plan, the Board may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.

Stock Ownership Requirements

It is our policy that members of the Board of Directors should be stockholders of the Company.  Our bylaws require ownership of at least 100 shares of Company common stock.  However, as a practical matter, our named executive officers and directors hold meaningful interests in our stock, which they have accumulated through participation in stock compensation programs and individual purchases.  See “Stock Ownership Table.”

Compensation for the Named Executives in 2009

Chief Executive Officer Compensation.  On October 27, 2009, the Compensation Committee conducted a formal performance appraisal that reviewed Mr. Douglass’ and the Company’s financial, strategic and operational achievements for the 2009 fiscal year.  In light of the Compensation Committee’s review, the Company’s overall financial performance and restrictions imposed under the TARP Capital Purchase Program, Mr. Douglass’ base salary was increased to $375,000 for the 2010 fiscal year.  Mr. Douglass did not receive a short-term performance incentive award for fiscal 2009.  We believe that Mr. Douglass’ compensation reflects our philosophy of basing an executive’s total compensation on individual and corporate performance and on providing total compensation at a level that is commensurate with the compensation paid to similarly situated persons at comparable financial institutions.

On January 1, 2009, the Board of Directors granted Mr. Douglass a stock option for 20,000 shares of Company common stock at an exercise price of $6.69 per share.  The options vest in three equal annual installments beginning on the first anniversary of the date of grant and are exercisable over a period of ten years.  Additionally, on October 28, 2009, Mr. Douglass received a grant of 17,640 shares of restricted stock.  Such shares vest on the later of three years or the date the preferred stock issued to the U.S. Department of the Treasury no longer remains outstanding.

Compensation for the Other Named Executive Officers.  In determining compensation for Messrs. Reeves, Björkman, Locke and Milano, who was named our interim Chief Financial Officer, effective April 1, 2009 and Chief Financial Officer, effective May 14, 2009, the Compensation Committee discussed the performance appraisals and the salary recommendations presented by our chief executive officer at a meeting of the Compensation Committee held on October 27, 2009.  After a consideration of the financial performance of the Company and each individual, a peer group analysis and each executive’s responsibilities, the Compensation Committee decided to keep the base salaries of Messrs. Bjorkman and Milano at $250,000 and $180,000, respectively and increase the base salaries of Mr. Reeves and Mr. Locke to $260,000 and $200,000, respectively.

On November 3, 2008, the Board of Directors granted Messrs. Reeves, Bjorkman, Locke and Milano stock options for 20,000, 10,000, 10,000 and 10,000 shares of Company common stock, respectively, at an exercise price of $7.70 per share.  The options vest in three equal annual installments beginning on the first anniversary of the date of grant and are exercisable over a period of ten years.  On March 5, 2009, Mr. Reeves received a grant of 24,327 shares of restricted stock.  Additionally, on October 28, 2009, Messrs. Bjorkman, Locke and Milano received 10,177, 3,393 and 3,393 shares of restricted stock, respectively.  The grants made in March and October vest on the later of three years or the date the preferred stock issued pursuant to the TARP Capital Purchase Program no longer remains outstanding.

In addition to base pay, Mr. Locke received a bonus for fiscal 2009 of $148,931.  Mr. Locke’s bonus was equal to a specific percentage of the after-tax profits from the Pulaski Bank residential mortgage, appraisal and title divisions, as provided in the compensation agreement with Mr. Locke.  Such payment was permitted under the TARP Capital Purchase Program limitations because it was a prior contractual obligation.  See “Executive Compensation—Compensation Arrangements.”

We believe that the compensation for these executives is consistent with our compensation objectives of rewarding executives for individual and corporate performance and on providing total compensation at a level that is commensurate with the compensation paid to similarly situated persons at comparable institutions.

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals who served as the principal executive officer or principal financial officer of the Company during the 2009 fiscal year and all other executive officers of the Company with total compensation for the 2009 fiscal year that exceeded $100,000.  These six individuals are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(4)	Option Awards ($)(5)	All Other Compensation ($)(5)	Total ($)

Gary W. Douglass	2009	$325,000	$–		$–	$75,214	$31,053	$431,267
President and Chief Executive	2008	121,250	–		–	27,898	10,440	159,588
Officer of the Company, Chairman of the
Board and Chief Executive Officer of the Bank

Paul J. Milano	2009	149,743	–		–	17,720	–	167,463
Chief Financial Officer(1)

W. Thomas Reeves	2009	235,000	–		22,406	59,097	15,558	332,061
President of the Bank	2008	235,000	36,000		–	43,483	7,017	321,500
	2007	200,000	–		–	23,187	5,942	229,129

Brian J. Björkman	2009	250,000	–		1,488	53,976	8,802	314,266
President, Commercial Lending	2008	250,000	174,158		14,870	50,672	25,553	515,253

Matthew A. Locke	2009	150,000	148,931	(3)	–	17,369	7,500	323,800
President, Mortgage Lending Division	2008	141,139	154,382		999	10,391	7,249	314,160

Ramsey K. Hamadi	2009	92,077	–		–	15,456	3,830	111,363
Former Chief Financial Officer(2)	2008	180,000	10,000		–	10,865	6,717	207,582
	2007	157,300	–		–	–	5,899	163,199

(1)	Mr. Milano was appointed as interim Chief Financial Officer, effective April 1, 2009 and Chief Financial Officer, effective May 14, 2009.
(2)	Mr. Hamadi resigned as Chief Financial Officer, effective April 1, 2009.
(3)	Bonus paid pursuant to terms of compensation arrangement, dated October 30, 2007. See “Executive Compensation—Compensation Arrangements.”
(4)
Reflects the compensation expense recognized for financial statement reporting purposes in accordance with FASB ASC 718 on outstanding restricted stock for each of the named executive officers.  The amounts were calculated based on the Company’s stock price on the date of grant as summarized below:

Grant Date	Stock Price

January 19, 2005	$ 13.37
March 5, 2009	4.83

When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(5)
Reflects the compensation expense recognized for financial statement reporting purposes in accordance with FASB ASC 718 for outstanding stock options for each of the named executive officers.  The Company uses the Black-Scholes Option pricing model to estimate its compensation cost for stock options.  The assumptions used to estimate the value of the options included in this column are summarized below:

(footnotes continued on following page)

Grant Date	Risk-Free Interest Rate	Expected Life	Expected Volatility	Dividend Yield	Fair Value
January 27, 2005	3.65%	5.00 years	25.61%	1.910%	$3.06
October 14, 2005	4.40	6.00	27.93	1.824	5.01
January 17, 2006	4.40	6.00	27.93	1.824	5.43
March 30, 2006	4.40	6.00	27.93	1.824	4.64
April 24, 2006	4.40	6.00	27.93	1.824	3.73
November 19, 2007	4.22	5.52	27.83	2.272	2.90
December 19, 2007	4.22	5.52	27.83	2.272	2.47
February 1, 2008	4.22	5.52	27.83	2.272	3.11
May 1, 2008	4.22	5.52	27.83	2.272	3.35
November 3, 2008	4.30	5.37	35.53	4.501	1.90
January 1, 2009	4.30	5.37	35.53	4.501	1.65

The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimate above.
(6)	Details of the amounts reported in the “All Other Compensation” column for 2009 are provided in the table below.

	Mr. Douglass		Mr. Milano		Mr. Reeves		Mr. Björkman		Mr. Locke		Mr. Hamadi

Employer contribution to KSOP	$9,844		$–		$8,625		$8,625		$7,500		$3,830
Dividends paid on stock awards	–		–		6,933		177		–		–
Perquisites	21,209	(a)	–	(b)	–	(b)	–	(b)	–	(b)	–	(b)

(a)   Consists of automobile costs, country club dues and executive long-term disability insurance.
(b)   Aggregate perquisites amount to less than $10,000.

Employment Agreement

The Company and Pulaski Bank currently maintain a two-year employment agreement with Mr. Douglass.  The two-year term of the employment agreement is extended daily unless written notice of non-renewal is given by the Board of Directors.  The employment agreement provides for a base salary and, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.  See “Executive Compensation—Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Douglass may receive upon his termination of employment.

Compensation Arrangements

On September 30, 2003, in connection with Mr. Bjorkman’s offer of employment, Mr. Bjorkman and Pulaski Bank entered into a letter agreement, which provides the terms of his employment and job responsibilities and expectations.  The letter agreement outlines Mr. Bjorkman’s compensation, which includes an initial base salary, a formula for a cash bonus at the end of the first year, participation in the equity trust plan and certain equity compensation grants.

On October 30, 2007, in connection with Mr. Locke’s promotion to the position of president of the mortgage lending division, Mr. Locke and Pulaski Bank entered into a letter agreement formalizing the terms and conditions of the promotion.  The letter agreement includes an initial base salary, discretionary bonus, a guarantee of total compensation of $200,000 annually through salary and bonus for each of the next two years and certain equity compensation grants.  The letter agreement also provides that Mr. Locke is eligible to receive a bonus of 5% of the after-tax profits of the residential mortgage division, appraisal and title divisions.  However, to be eligible for that bonus, the amount of non-performing loans originated in the mortgage division during his tenure is required to stay below 1% of total loans, otherwise the bonus amount would be cut in half.

Grants of Plan-Based Awards

The following table provides information concerning all stock awards and stock options granted to the named executive officers in fiscal 2009.

Name	Grant Date	Number of Shares of Stock or Units (#)		Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)(3)

Gary W. Douglass	January 1, 2009	–		20,000	(1)	$6.69	$33,000
Paul J. Milano	November 3, 2008	–		10,000	(1)	7.70	19,000
W. Thomas Reeves	November 3, 2008	–		20,000	(1)	7.70	38,000
	March 5, 2009	24,327	(2)	–		–	117,499
Brian J. Björkman	November 3, 2008	–		10,000	(1)	7.70	19,000
Matthew A. Locke	November 3, 2008	–		10,000	(1)	7.70	19,000
Ramsey K. Hamadi	November 3, 2008	–		5,000	(1)	7.70	9,500

(1)	Vests in three equal annual installments beginning on the first anniversary of the date of grant.
(2)	Vests upon the later of (a) three years from the date of grant or (b) such date as the preferred stock issued pursuant to the TARP Capital Purchase Program no longer remains outstanding.
(3)
The grant date fair value for option awards is equal to the number of options multiplied by a fair value of $1.65 for the options granted on January 1, 2009 and a fair value of $1.90 for the options granted on November 3, 2008.  The fair value was calculated using the Black-Scholes option pricing model.  For further information regarding assumptions used to calculate fair value, see footnote 5 of the Summary Compensation Table. The grant date fair value for stock awards is equal to the number of stock awards multiplied by $4.83, the market value of the shares on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of September 30, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Gary W. Douglass	20,000	80,000	(1)	$12.84	5/1/2018	–		$–
	–	20,000	(2)	6.69	1/1/2019	–		–
Paul J. Milano	3,000	2,000	(3)	18.70	1/17/2016	–		–
	3,000	2,000	(4)	16.00	4/24/2016	–		–
	900	3,600	(5)	11.94	2/1/2018	–		–
	–	10,000	(6)	7.70	11/3/2018	–		–
W. Thomas Reeves	15,000	5,000	(7)	15.97	3/30/2016	24,327	(13)	184,155	(14)
	5,000	10,000	(8)	11.13	11/19/2017	–		–
	4,000	16,000	(9)	9.46	12/19/2017	–		–
	–	20,000	(6)	7.70	11/3/2018	–		–
Brian J. Björkman	15,000	–		9.76	9/30/2013	–		–
	12,000	3,000	(10)	13.00	1/27/2015	–		–
	6,000	4,000	(11)	17.25	10/14/2015	–		–
	10,000	40,000	(12)	11.13	11/19/2017	–		–
	–	10,000	(6)	7.70	11/3/2018	–		–
Matthew A. Locke	5,625	–		5.55	1/16/2012	–		–
	7,500	–		6.75	11/29/2012	–		–
	4,000	8,000	(8)	11.13	11/19/2017	–		–
	–	10,000	(6)	7.70	11/3/2018	–		–
Ramsey K. Hamadi	–	–			–	–		–

(1)	Vests in five equal annual installments commencing on May 1, 2009.
(2)	Vests in three equal annual installments commencing on January 1, 2010.
(3)	Vests in five equal annual installments commencing on January 17, 2007.
(4)	Vests in five equal annual installments commencing on April 24, 2007.
(5)	Vests in five equal annual installments commencing on February 1, 2009.
(6)	Vests in three equal annual installments commencing on November 3, 2009.
(7)	Vests in four equal annual installments commencing on March 30, 2007.
(8)	Vests in three equal annual installments commencing on November 19, 2008.
(9)	Vests in five equal annual installments commencing on December 19, 2008.
(10)	Vests in five equal annual installments commencing on January 27, 2006.
(11)	Vests in five equal annual installments commencing on October 14, 2006.
(12)	Vests in five equal annual installments beginning on November 19, 2008.
(13)	Vests upon the later of (a) three years from the date of grant or (b) such date as the preferred stock issued pursuant to the TARP Capital Purchase Program no longer remains outstanding.
(14)	Based upon the Company’s closing stock price of $7.57 at September 30, 2009.

Option Exercises and Stock Vested

The following table provides information concerning stock option exercises and the vesting of stock awards for each named executive officer, on an aggregate basis, during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gary W. Douglass	–	$–	–	$–
Paul J. Milano	–	–	–	–
W. Thomas Reeves	–	–	–	–
Brian J. Björkman	–	–	367	2,760
Matthew A. Locke	–	–	–	–
Ramsey K. Hamadi	22,215	46,835	–	–

Potential Post-Termination Payments

Employment Agreement.  The Company and Pulaski Bank currently maintain a two-year employment agreement with Mr. Douglass.  The employment agreement provides for termination by the Company and Pulaski Bank for cause at any time.  Mr. Douglass can be terminated by the Company or Pulaski Bank for cause if he is deemed incompetent, if he engages in willful misconduct, breaches his fiduciary duties, which results in profit to him, intentionally fails to perform the functions of his job or if he willfully violates any law, rule or regulation (other than traffic violations or similar offenses) or materially breaches his employment agreement.  If the Company or Pulaski Bank chooses to terminate Mr. Douglass’ employment for reasons other than for cause, or if Mr. Douglass resigns from the Company or Pulaski Bank after specified circumstances that would constitute “good reason,” Mr. Douglass or, if he dies, his beneficiary, would be entitled to receive an amount equal to two times his annual compensation, which includes his base salary and bonus.  Good reason is defined in Mr. Douglass’ employment agreement as the occurrence of any of the following events without Mr. Douglass’ written consent: (1) a material decrease in his base salary, (2) a material decrease in his job authority, duties or responsibilities or (3) a change in the location of his primary office by more than 35 miles from his original location.  Cash severance payments for involuntary termination without cause and voluntary termination for good reason are payable in substantially equal installments over a 24-month period in accordance with Pulaski Bank’s normal payroll practices.  In addition to cash severance payments, the Company and/or Pulaski Bank would also continue and/or pay for Mr. Douglass’ medical insurance benefits for twenty-four months following his termination of employment.  Upon the expiration of medical coverage, Mr. Douglass may, at his own expense, continue to participate in the Pulaski Bank medical insurance programs through his 65th birthday to the extent such coverage is available.

The employment agreement also provides for change in control payments, if following a change in control, Mr. Douglass voluntarily terminates his employment for good reason or Mr. Douglass suffers an involuntary termination of employment in connection with a change in control.  In either case, Mr. Douglass would be entitled to a lump sum payment equal to two times his annual compensation, along with continued medical insurance benefits for 24 months following his termination of employment.  Annual compensation includes Mr. Douglass’ base salary at the time of the change in control plus any bonus.

If Mr. Douglass’ employment is terminated following a change in control, he would also be entitled to receive a tax indemnification payment if payments under the employment agreement or other payments triggered liability under the Internal Revenue Code as an excise tax on payments constituting “excess parachute payments.”  Under applicable law, the excise tax is triggered by the executive’s receipt of payments that are contingent on a change in control that equal or exceed three times the executive’s average annual compensation over the five years preceding the change in control, or such lesser time if the executive is not employed by the employer for five years.  The excise tax equals 20% of the amount of the payment in excess of the executive’s average compensation over the preceding five-year period, or such lesser period.  The indemnification payment provides the executive with a net amount sufficient to pay the excise tax.

The employment agreement also provides for disability benefits if Mr. Douglass becomes disabled and is no longer able to work for the Company or Pulaski Bank.  During any period of incapacity leading to the termination of Mr. Douglass’ employment for disability, Mr. Douglass will receive his full base salary and all other perquisites and benefits (other than bonus) until Mr. Douglass becomes eligible for benefits under any disability plan or insurance program maintained by the Company or the Bank.  Disability payments under Mr. Douglass’ employment agreement are reduced by the amount, if any, paid to Mr. Douglass by any plan of the Company or Pulaski Bank that provides disability benefits.

Upon Mr. Douglass’ termination of employment for reasons other than following a change in control, Mr. Douglass must comply with a two year non-competition and non-solicitation agreement.

In connection with the Company’s participation in the TARP Capital Purchase Program, Mr. Douglass entered into an agreement with the Company whereby he agreed that, during the period in which the U.S. Department of the Treasury holds an equity or debt position acquired from the Company in the TARP Capital Purchase Program:  (1) the Company will not make any golden parachute payment to him while he is a senior executive officer or one of the five most highly compensated officers; and (2) any bonus payment made to him while he is a senior executive officer or one of the next twenty highly compensated employees is subject to recovery or “clawback” by the Company if the bonus payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Stock Options.  All of the named executive officers are participants in the Pulaski Financial Corp. 2002 Stock Option Plan and/or the Pulaski Financial Corp. 2006 Long-Term Incentive Plan.  In the event of a change in control of Pulaski Financial or Pulaski Bank, outstanding stock options granted pursuant to either plan automatically vest and remain exercisable until the expiration date of the stock options.  Unless otherwise provided in an award certificate, under the 2006 Long-Term Incentive Plan, if a participant’s service terminates by reason of death, disability or retirement, all of such participant’s outstanding options will vest and remain exercisable until the expiration date of the stock options in the case of death and disability and in the case of retirement, until the earlier of the original expiration date of the award or two years from the participant’s retirement date.  In the event of termination due to death, disability or retirement, outstanding stock options granted pursuant to the 2002 Stock Option Plan automatically vest and remain exercisable until the later of two years from the date of death or disability (or one year from the date of retirement) or the expiration date of the stock options.  For purposes of the plan, “disability” is defined as a physical or mental condition that renders a plan participant incapable of performing his customary and usual duties or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the committee administrating the plan, is permanent and continuous in nature.  “Retirement” in the case of an employee means voluntary termination of employment at or after age 60 with 15 years of service or as otherwise determined by the committee administrating the plan.  A “change in control” is defined, generally, as a merger or consolidation of another corporation into Pulaski Financial, the acquisition of 25% or more of the Company’s voting securities, a change in a majority of the board of directors over a two-year period, or a sale of all or nearly all of the Company’s assets.

As of September 30, 2009, Messrs. Douglass, Milano, Reeves, Björkman, Locke and Hamadi had 100,000, 17,600, 51,000, 57,000, 18,000 and 0 unvested stock options, respectively.  Had a change in control occurred on September 30, 2009 or if any of the named executive officers died, became disabled or retired on that date, Mr. Douglass’ options would have an intrinsic value (based upon our stock price of $7.57 per share on September 30, 2009) of $17,600.  The other options would have no intrinsic value at that date.  However, in connection with the Company’s participation in the TARP Capital Purchase Program, Messrs. Douglass, Milano, Reeves, Björkman and Locke entered into an agreement with the Company whereby each agreed that, during the period in which the U.S. Department of the Treasury holds an equity or debt position acquired from the Company in the TARP Capital Purchase Program the Company will not make any golden parachute payment to the executive while he is a senior executive officer or one of the five most highly compensated officers.  The acceleration of vesting of stock options or shares of restricted stock due to an executive’s departure from the Company or a change in control event would constitute a golden parachute payment.

Potential Post-Termination Benefits Table.  The amount of compensation payable to Mr. Douglass on September 30, 2009 upon termination for cause, termination without cause, change in control with termination of employment, disability and death is shown below.  Mr. Douglass is not entitled to any additional retirement benefits under his employment agreement.  However, the U.S. Department of the Treasury currently holds an equity position in the Company through the TARP Capital Purchase Program.  Therefore, at this time the Company is not permitted to pay Mr. Douglass any of the severance payments reflected below.  The amounts shown assume that such termination was effective as of September 30, 2009, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executive upon his termination of employment.

The other named executive officers do not have arrangements with the Company or Pulaski Bank that would entitle them to severance benefits, other than those benefits provided to all employees upon separation from service.

	Payments Due Upon
Payment and Benefit	Termination For Cause	Involuntary Termination Without Cause or Termination for Good Reason	Change in Control With Termination of Employment	Disability	Death

Cash severance payment	–	$650,000	$650,000	$–	$–
Stock options(1)	–	2,611	2,611	2,611	2,611
Medical insurance coverage(2)	–	19,984	19,984	19,984	–
Section 280G tax gross-up	–	–	237,778	–	–

(1)	Reflects the value of the acceleration of unvested stock options.
(2)	Reflects the present value of the future benefit calculated as of September 30, 2009.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Pulaski Financial common stock during the fiscal year ended September 30, 2009, except for one late report filed by Cheri Bliefernich, Executive Vice President of Banking Operations of Pulaski Bank, regarding the purchase of common stock, one late report by Mr. Felman regarding the purchase of common stock and one late report by Mr. Hamadi regarding the sale of common stock.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors.  However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Pulaski Bank to its executive officers and directors in compliance with federal banking regulations.  Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.  Pulaski Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public.  Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

The Bank maintains a mortgage loan program whereby employees and directors may obtain loans from the Bank with an interest rates that is less than the interest rate prevailing at the time for comparable loans with persons not related to the Bank.  In fiscal 2009, the Bank originated loans to each of Ms. Bliefernich and Messrs. Björkman, Donius, Douglass, Locke and Wielansky under this program. Generally, the discount received by such insider equals approximately 12.5 basis points. In fiscal 2009, the Bank originated loans to each of Ms. Bliefernich and Messrs. Björkman, Donius, Douglass, Locke and Wielansky under this program. Each of these loans were subsequently sold in the secondary market with servicing released.  In addition, the Bank originated a loan to Mr. Wielansky under this program in the amount of $517,000, which was not sold in the secondary market.  However, in fiscal 2009, Mr. Wielansky repaid the principal amount of the loan, along with $10,878 in interest.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.  Additionally, pursuant to the Company’s Code of Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer of the Company.  Such potential conflicts of interest include, but are not limited to, the following: (1) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors.  The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors.  To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairperson of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.
The name and address of the stockholder making the recommendation, as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as their knowledge of members of the communities served by Pulaski Bank.  The Nominating and Corporate Governance Committee also will consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above.  The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation.  In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under selection criteria, which are discussed in more detail below.  If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Minimum Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals not currently on the Board of Directors to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a stock ownership requirement.  A candidate must also meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating and Corporate Governance Committee will then evaluate the prospective nominee to determine if they possess the following qualifications, qualities or skills:

•	contributions to the range of talent, skill and expertise appropriate for the Board;
•
financial, regulatory, accounting and business experience, knowledge of the banking and financial services industries, familiarity with the operations of public companies and ability to understand financial statements;

•	familiarity with the Company’s market area and participation and ties to local businesses and local civic, charitable and religious organizations;
•	personal and professional integrity, honesty and reputation;
•	the ability to represent the best interests of the stockholders of the Company and the best interests of the institution;
•	the ability to devote sufficient time and energy to the performance of his or her duties;
•	independence under applicable Securities and Exchange Commission and listing definitions; and
•	current equity holdings in the Company.

The committee will also consider any other factors it deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, and independence.

Stockholder Proposals and Nominations

Proposals that stockholders seek to have included in the proxy statement for the Company’s next annual meeting must be received by the Company no later than September 6, 2010.  If next year’s annual meeting is held on a date more than 30 calendar days from February 3, 2011, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials.  Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws require a stockholder to deliver written notice of nominations for the election of directors or proposals for business to be brought before a meeting of stockholders not less than 60 nor more than 90 days before the date of the meeting.  However, if less than 70 days notice or prior public disclosure of the meeting is given or made to stockholders, such notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors.  Stockholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Paul J. Milano, Corporate Secretary, Pulaski Financial Corp., 12300 Olive Boulevard, St. Louis, Missouri 63141.  Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee.  All other communications should be sent to the attention of the Chairperson of the Nominating and Corporate Governance Committee.

Miscellaneous

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company.  In addition to the solicitation of proxies by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone.  None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on December 9, 2009.  Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company or on the Company’s web site (www.pulaskibankstl.com).  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Form 10-K for the fiscal year ended September 30, 2009 as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were stockholders as of the close of business on December 9, 2009 upon written request to Paul J. Milano, Corporate Secretary, Pulaski Financial Corp., 12300 Olive Boulevard, St. Louis, Missouri 63141.

Householding of Proxy Statements and Annual Reports

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to that address.  This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs.  Once you have received notice from your broker or the Company that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, please notify your broker or other holder of record if your shares are held in “street name” or the Company if you hold registered shares.  You can notify the Company by contacting its transfer agent, Registrar and Transfer Company, either by phone at (800) 368-5948, by fax at (908) 497-2318, by e-mail at info@rtco.com or by mail at 10 Commerce Drive, Cranford, New Jersey 07016.  If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the same parties listed above.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PULASKI FINANCIAL CORP.
PROXY CARD
ANNUAL MEETING OF STOCKHOLDERS
February 3, 2010

The undersigned hereby appoints Timothy K. Reeves and Lee S. Wielansky, with full power of substitution in each, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri 63141 on Wednesday, February 3, 2010 at 2:00 p.m., Central time, and at any and all adjournments thereof, as follows:

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE
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PULASKI FINANCIAL CORP. — ANNUAL MEETING OF STOCKHOLDERS
FEBRUARY 3, 2010

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-580-7650 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or
2.	Via the internet at https://www.proxyvotenow.com/pulb and follow the instructions.

or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
 Stockholders to be Held on February 3, 2010.

This proxy statement and the accompanying proxy card and annual report to stockholders are available for viewing and printing on the Internet at http://www.pulaskibankstl.com/annualmeeting.

	FOR	WITHHOLD ALL	FOR ALL EXCEPT
1. The election as director of the nominees listed below (except as marked to the contrary below).	☐	☐	☐

(01) Stanley J. Bradshaw (02) William M. Corrigan, Jr. (03) Gary W. Douglass

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), MARK “FOR ALL EXCEPT” AND WRITE THAT NOMINEE(S’) NAME(S) OR NUMBER(S) IN THE SPACE PROVIDED BELOW.

	FOR	AGAINST	ABSTAIN
2. The ratification of KPMG LLP as independent registered public accounting firm for the fiscal year ending September 30, 2010.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. A non-binding resolution to approve the Compensation of the Company’s named executive officers.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the listed proposals.

Mark here for address change and note change ☐

THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT.  PRESENTLY, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.  THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

Should the undersigned be present and elect to vote in person at the meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Dated: ______________, ______

SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, indicate your full title.  If shares are held jointly, only one registered holder need sign.

*** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,
PLEASE READ THE INSTRUCTIONS BELOW ***
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FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

Stockholders of record have three ways to vote:

1.                   By Mail; or
2.                   By Telephone (using a Touch-Tone Phone); or
3.                   By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy.  Please note telephone and Internet votes must be cast prior to 3:00 a.m., Eastern Time, February 3, 2010.  It is not necessary to return your proxy card if you are voting by telephone or Internet.

VOTE BY TELEPHONE Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., Eastern Time, February 3, 2010: 1-866-580-7650	VOTE BY INTERNET Anytime prior to 3:00 a.m., Eastern Time, February 3, 2010 go to https://www.proxyvotenow.com/pulb.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

[Pulaski Financial Corp. Letterhead]

Dear KSOP Participant:

On behalf of the Board of Directors of Pulaski Financial Corp. (the “Company”), I am forwarding you the attached voting instruction card to convey your voting instructions to the trustees for the Pulaski Bank Savings and Ownership Plan (the “KSOP”) on the proposals to be presented at the Annual Meeting of Shareholders of the Company to be held on February 3, 2010.  Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Shareholders of the Company.  If you would like a copy of the Company’s Annual Report to Shareholders and have not received one, please contact Chris Munro at (314) 878-3523 ext. 3826.

As a holder of Company common stock through the KSOP, you are entitled to direct the trustees how to vote the shares of common stock credited to your account as of December 9, 2009, the record date for the annual meeting.  All credited shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the trustees by January 24, 2010.  If you do not direct the trustees as to how to vote the shares of Company common stock credited to your account, the trustees will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

Please complete, sign and return the enclosed voting instruction card in the postage paid envelope by January 24, 2010. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Pulaski Bank.

Sincerely,

Gary W. Douglass
President and Chief Executive Officer

PULASKI BANK SAVINGS AND OWNERSHIP PLAN
VOTING INSTRUCTION CARD

PULASKI FINANCIAL CORP.
ANNUAL MEETING OF SHAREHOLDERS

February 3, 2010
2:00 p.m., Local Time

The undersigned hereby directs the KSOP Plan Trustee to vote all shares of common stock of Pulaski Financial Corp. (the “Company”) credited to the undersigned’s account, for which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on February 3, 2010 at 2:00 p.m., local time, at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri 63141 and at any adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Stanley J. Bradshaw	William M. Corrigan, Jr.	Gary W. Douglass

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐

INSTRUCTION:  To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2010.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	A non-binding resolution to approve the compensation of the Company’s named executive officers.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Date:
Participant sign above

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE BY JANUARY 24, 2010.